                          American Radio Empire, Inc.
          13210 Kerrville Folkway, Building G, Austin, Texas 78729-7522

Dear Mr. Schult:

        This will confirm the terms of the amendment to your Employment Agreement dated December 15, 2000 (the "Agreement"), with American Radio Empire, Inc. (the
"Company"). Notwithstanding the terms of the Agreement, you have agreed that you have waived any right that you have to collect compensation or any other amount due to you under the Agreement for services rendered through December 31, 2003.

        If this conforms to your understanding of our agreement, please acknowledge your agreement below.

                                                     Sincerely,

                                                     /s/  Dain L. Schult

                                                     Dain L. Schult
                                                     President

Accepted and agreed as of the
1st day of January, 2004:

/s/  Dain L. Schult
Dain L. Schult